Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012

November 14, 2014	SERVOTRONICS, INC. ANNOUNCES
RESULTS FOR THE THREE AND NINE MONTHS
ENDED SEPTEMBER 30, 2014

●	Third quarter revenue of $8,031,000, a 3.9% increase over the prior year period revenue
●	Announced expanded hiring initiative at the Advanced Technology Group
●	Construction on Consumer Products Group expansion project continues according to schedule

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today the results of its operations for the three and nine months ended September 30, 2014. Net loss for the three months ended September 30, 2014 was $3,301,000 (or ($1.46) per share Basic) compared to net income of $358,000 (or $0.16 per share Basic) in the same period of 2013. Excluding non-recurring items, the Company achieved adjusted net income for the third quarter of 2014 of $324,000 (or $0.14 adjusted per share Basic). Revenues for the quarter increased 3.9% to $8,031,000 compared to $7,727,000 last year with Advanced Technology Group (ATG) sales up 16.7%. (The results for the quarter include a charge of $5,419,000 ($3,625,000 net of tax) relating to an arbitration award.)

Net loss for the nine-months ended September 30, 2014 was $2,999,000 (or ($1.32) per share Basic) compared to net income of $1,039,000 (or $0.46 per share Basic) in the same period of 2013. Excluding non-recurring items, the Company achieved adjusted net income for the nine-months ended September 30, 2014 of $610,000 (or $0.27 adjusted per share Basic). Revenues for the period decreased 0.5% to $23,016,000 compared to $23,136,000 in the same period in 2013 with ATG sales up 7.7%. (The results for 2014 include a charge of $5,419,000 ($3,609,000 net of tax) relating to an arbitration award.)

The Company continues to pursue growth opportunities at both the ATG and CPG. The Company expects to hire approximately 25 additional full-time employees at its recently expanded ATG facility in Elma, New York. This hiring initiative is in response to growing customer demand and to deliver new capabilities for the ATG’s servo valve and motion control products. Servotronics has systematically increased its workforce by more than 20% over the past 12 months and the current hiring initiative is expected to increase total headcounts by an additional 10%.

As previously disclosed, the Company has commenced a multi-year investment plan designed to consolidate the operations of the CPG. The five year plan includes the construction of an approximate 28,000 square foot addition, capital improvements to the existing plant, the reconfiguration of its production process within the expanded facility, and the addition of new state of the art equipment. The Company broke ground in the second quarter of 2014 and has entered into contracts for site work and equipment purchases in connection with the project. The cost of the project is approximately $4,000,000 over a five year period of which $2,000,000 is expected to be completed by the end of 2014.

“Quarterly sales growth was led by our Advanced Technology Group while we experienced some expected decreases in revenue and production at our Consumer Products Group as the operations are being transitioned to the expanded facility,” observed Kenneth Trbovich, President of Servotronics. “We believe these investments in our business  together with the recently announced expanded hiring initiative will strengthen our ability to capitalize on the growth opportunities before us.”

As previously announced, on September 30, 2014 the Company received an arbitration decision in connection with the termination of a former executive officer, and such decision was revised and decreased by the arbitrator on October 28, 2014. While the Company continues to challenge the award through legal processes, the Company has accrued for approximately $5,419,000 which represents $3,535,000 in damages, $645,000 in interest $850,000 in attorney fees as well as $389,000 in post-retirement health related benefits under the former officer’s employment contract. The Company has an employment practices liability insurance policy in place with a national insurer and the amount of the arbitration award is within the policy limit. The insurance carrier issued an acknowledgment of receipt of the claim and agreed to provide a defense with a reservation of rights. The Company has provided a copy of the arbitration award to the insurance carrier. The Company has a solid position to enforce coverage and continues to vigorously pursue all of its rights under the insurance policy.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). The Company’s management uses the non-GAAP measure “adjusted net income” in their analysis of the Company’s performance. This measure, as used by Servotronics, adjusts net income determined in accordance with GAAP to reflect changes in financial results associated with the highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges and credits that are not directly related to operating unit performance, and that are not a helpful measure of the performance of our underlying business particularly in light of their unpredictable nature. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts ($000’s omitted). Non-GAAP adjusted net income is calculated excluding the arbitration-related charge.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net (loss) income reconciliation	2014	2013	2014	2013

As reported net (loss) income	$(3,301)	$358	$(2,999)	$1,039
Non-GAAP adjustments, net of tax
Non-recurring arbitration award expense	3,625	-	3,609	-

Non-GAAP adjusted net income	$324	$358	$610	$1,039
Per share amounts
Non-GAAP adjusted net income per share (basic)	$0.14	$0.16	$0.27	$0.46
Basic weighted average common shares	2,262	2,305	2,265	2,259

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company’s planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company’s business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today’s global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company’s customers to fund long-term purchase programs, market demand and acceptance both for the Company’s products and its customers’ products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT